Exhibit 14.1

Argan, Inc. Code of Ethics For Senior Officers

General
The honesty and integrity of senior officers is fundamental to the reputation and success of Argan. Our senior officers are subject to the provisions of our Code of Business Conduct which is applicable to all of Argan's employees. Our chief executive officer and senior financial officers are also subject to the additional specific policies set forth in this Code of Ethics.

Applicability
This Code of Ethics applies to Argan's senior officers. Our senior officers are the chief executive officer, the executive vice president and chief financial officer.

Standards of Conduct
Each senior officer shall, in the performance of duties for Argan, to the best of the officer's knowledge and ability:

  Act with honesty and integrity, and ethically handle any actual or apparent conflicts of interest between personal and professional relationships.
  Disclose to the Audit Committee or Board of Directors any material transaction or relationship that could reasonably be expected to give rise to a personal conflict of interest.
  Provide, or cause to be provided, full, fair, accurate, timely and understandable disclosure in reports and documents that Argan files with, or submits to, the Securities and Exchange Commission and in other public communications made by Argan.
  Comply with applicable government laws, rules and regulations.
  Maintain the confidentiality of information acquired in the course of the performance of his or her duties and not use such confidential information for personal advantage.
  Use, or cause to be used, all corporate assets entrusted to such officer in a responsible manner and in the best interests of Argan.
  Promote, as appropriate, the provisions of Argan's Code of Business Conduct relating to the reporting by employees of improper accounting or financial reporting without fear of retaliation.

  Promptly report any matters that could compromise the integrity of Argan's financial reports and any violations of this Code of Ethics to the Audit Committee or Board of Directors, and promote the prompt reporting of violations of the company's Code Of Business Conduct to the persons identified in that Code.

Violations and Waivers
The Audit Committee or Board of Directors shall determine, or designate appropriate persons to determine, remedial actions to be taken in the event of a violation of the Code of Ethics. Such actions shall be reasonably designed to deter wrongdoing and promote accountability for adherence to the Code of Ethics. The Audit Committee or Board of Directors has full and discretionary authority to approve any amendment to or waiver from this Code of Ethics for senior officers; any such amendment or waiver shall be promptly disclosed as required by applicable law or regulation.

2